Exhibit 99.1

ARCA Biopharma announces 100th patient randomized into the

GENETIC-AF Phase 2B/3 clinical trial

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GENETIC-AF Evaluating Gencaro as Potentially First Genetically-Targeted Treatment for Atrial Fibrillation

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Outcome of Interim Efficacy Analysis Anticipated in the Second Quarter of 2017

Westminster, CO, August 18, 2016 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically-targeted therapies for cardiovascular diseases, today announced that the 100th patient has been randomized into GENETIC-AF, a seamless design Phase 2B/3 clinical trial evaluating GencaroTM (bucindolol hydrochloride) as a potential treatment for atrial fibrillation. This represents two-thirds of the minimum number of patients needed for a pre-specified Phase 2B interim efficacy analysis.

Based on the current enrollment rate, the Company expects to randomize at least 150 patients into the trial by the end of 2016. The GENETIC-AF Data Safety Monitoring Board (DSMB) will conduct an interim efficacy, safety and futility analysis of data from at least 150 patients with evaluable data.  The Company expects the outcome of this interim analysis in the second quarter of 2017.

GENETIC-AF Clinical Trial

GENETIC-AF is a Phase 2B/Phase 3, multi-center, randomized, double-blind, adaptive design clinical trial comparing the safety and efficacy of Gencaro to Toprol-XL (metoprolol succinate) for the treatment of atrial fibrillation (AF) in approximately 620 patients.  Eligible patients will have heart failure with reduced left ventricular ejection fraction (HFREF), have a history of paroxysmal AF (episodes lasting 7 days or less) or persistent AF (episodes lasting more than 7 days and less than 1 year) in the past 6 months, and have the beta-1 389 arginine homozygous genotype that the Company believes responds most favorably to Gencaro.  The primary endpoint of the study is time to first event of symptomatic AF/atrial flutter (AFL) or all-cause mortality.  The trial is currently enrolling patients in the United States and Canada.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information, please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities and related recommendations of the DSMB, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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